Exhibit 99.4

SHARE OPTION AGREEMENT dated as of March 10, 1997

BETWEEN:

CRYSTALLEX INTERNATIONAL CORPORATION, a corporation incorporated under the laws of the Province of British Columbia (hereinafter called the “Corporation”)

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MARC J. OPPENHEIMER, of 466 Golf Course Drive, Leonia, New Jersey, 07605-1416, U.S.A. (hereinafter called the “Optionee”)

WHEREAS the Optionee is the President and Chief Executive Officer and a director of the Corporation;

AND WHEREAS the board of directors of the Corporation has approved the granting to the Optionee of an option to purchase up to 655,000 common shares in the capital of the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained the parties hereto agree as follows:

1.		Share Option

	(a)	The Corporation hereby grants to the Optionee an irrevocable option (the “Option”) to purchase, on the terms hereinafter provided, all or any part of 655,000 common shares (such shares being hereinafter referred to as the “Optioned Shares”) in the capital of the Corporation at a price of $3.49 (Canadian) per share, being the weighted average trading price of such shares on The Toronto Stock Exchange (the “Exchange”) for the five days preceding and the five days subsequent to March 3, 1997.

(b)	The Option may be exercised (subject as hereinafter provided) during the ten year period ending on March 10, 2007 or the immediately preceding business day if March 10, 2007 is not a business day (such date being hereinafter referred to as the “Expiration Date”). At the close of business in Toronto on the Expiration Date the Option shall expire and be of no further force whatsoever as to such of the Optioned Shares in respect of which the Option has not been fully exercised.

	(c)	Subject to the terms of this Agreement, any Option may, until the Expiration Date, be exercised without limitation in respect of all or any portion of the shares to which it relates to the extent previously unexercised.

2.		Other Terms

The Option is subject to the following further terms and conditions:

(b)	In the event of the death of the Optionee on or prior to the Expiration Date, while still a director of the Corporation, and at a time when the Optionee has not fully exercised the Option, the Option, to the extent then unexercised, shall be exercisable by the Optionee’s legal personal representatives at any time up to and including a date twelve months following the date of death of the Optionee regardless of whether or not such twelve-month period ends prior to or after the Expiration Date. In the event the Option is not exercised within such twelve-month period, the Option shall expire.

(c)	Except as provided in paragraph (b) above, the Option shall not be assignable and is exercisable only by the Optionee.

(d)	All Optioned Shares subscribed for hereunder shall be paid for in full in cash at the time of purchase and when issued and delivered to or at the direction of the Optionee shall be issued as fully paid and non-assessable.

3.	Share Capital Adjustments

The Corporation agrees to make such adjustments as the Board of Directors of the Corporation determines to be appropriate in the number of common shares subject to the Option and in the option price per Optioned Share in order to give effect to adjustments in the number of common shares of the Corporation resulting subsequent to the date hereof from subdivisions, consolidations or reclassifications of the common shares of the Corporation, the payment of stock dividends by the Corporation or other relevant changes in the capital of the Corporation.

No fractional shares shall be issued upon the exercise of this Option. Accordingly, if as a result of any adjustment under this paragraph, the Optionee would be entitled to a fractional share, the Optionee shall have the right to acquire only the adjusted number of full Optioned Shares and no payment or other adjustment will made with respect to the fractional shares so disregarded.

4.	Rights of Optionee Before Exercise of Option

The Optionee shall not have any rights whatsoever as a shareholder in respect of the Optioned Shares subject to the Option until the Option is exercised, in whole or in part, and payment for the Optioned Shares thereby purchased has been made.

5.	Exercise of Option

The Option may be exercised from time to time by delivery to the Corporation at its principal office in Vancouver, to the attention of the Secretary of the Corporation, of a written notice of exercise specifying the number of Optioned Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price for the Optioned Shares then being purchased.

6.	Disputes

Any dispute or disagreement which shall arise under or as a result of, or in any way related to, the interpretation, contruction or application of this Agreement shall be determined by the Board of Directors of the Corporation. Any such determination shall be final, binding and conclusive for all purposes.

7.	Withholding

Upon the exercise of the Option, the Optionee shall make arrangements satisfactory to the Corporation regarding payment of any federal, provincial or local taxes of any kind required by law to be withheld with respect to the exercise of the Option. In addition, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind due to the Optionee any federal, provincial or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

8.		Required Approvals

	(i)	The Optionee acknowledges that the Option and all of the Optionee’s rights hereunder are conditional upon and subject to receipt by the Corporation of all necessary approvals, orders and consents from the Exchange and any other securities regulatory authority having jurisdiction which the Corporation may determine are necessary or desirable and to the fulfilment of all conditions relating to such approvals, orders or consent (including any requirement to obtain shareholder approval). The Optionee shall not purport to exercise the Option, in whole or in part, prior to all shall such approvals, orders or consents being obtained and the conditions relating thereto being fulfilled.

	(ii)	The Optionee further acknowledges that the Option and all of the Optionee’s rights hereunder are conditional upon and subject to the approval of a majority of the shareholders of the Corporation, other than the Optionee and its affiliates.

9.		Time of the Essence

Time shall be of the essence of this Agreement.

10.		Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Optionee and his legal representatives to the extent provided in paragraph 2 hereof. This Agreement shall not be assignable by the Optionee or his legal personal representatives.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

CRYSTALLEX INTERNATIONAL
CORPORATION

Per:

Director c/s

Witness	Marc J. Oppenheimer

OPTION AMENDING AGREEMENT dated as of December 21, 1998.

BETWEEN:

CRYSTALLEX INTERNATIONAL CORPORATION, a corporation incorporated under the laws of Canada, (hereinafter called the “Corporation”)

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MARC J. OPPENHEIMER, of the City of Leonia, in the State of New Jersey, (hereinafter called the “Optionee”)

WHEREAS the Optionee is the holder of the options to purchase common shares of the Corporation described on Schedule “A” hereto (“Options”);

AND WHEREAS the board of directors of the Corporation has approved the repricing of such options, subject to regulatory approval;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained the parties hereto agree as follows:

1.           Exercise Price of Options

Notwithstanding the exercise price for the Options described on Schedule “A” hereto, from and after the date that all approvals referred to in section 4 hereof are obtained the exercise price for each of the Options listed in Part One of Schedule “A” shall be Cdn.$1.00 per share and the exercise price for each of the Options listed in Part Two Schedule “A” shall be Cdn. $1.50 per share.

2.	Term of Options

This Agreement shall not operate to amend the expiry date of the Options listed in Schedule “A” and the expiry dates are hereby confirmed by the parties hereto.

3.	Other Terms Confirmed

Except as may be necessary to give effect to the provisions of section 1 hereof, all other terms of the Options are confirmed by the parties hereto.

4.	Required Approvals

The Optionee acknowledges that the repricing of the Options pursuant to section 1 hereof is conditional upon and subject to receipt by the Corporation of all necessary approvals, orders and consents from The Toronto Stock Exchange, the American Stock Exchange and any other securities regulatory authority having jurisdiction which the Corporation may determine are necessary or desirable and to the fulfillment of all conditions relating to such approvals, orders or consent (including any requirement to obtain shareholder approval).

5.	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Optionee and his personal legal representatives. This Agreement shall not be assignable by the Optionee or his personal legal representatives.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

CRYSTALLEX INTERNATIONAL
CORPORATION

Per:

Authorized Officer c/s

Witness	Marc J. Oppenheimer

SCHEDULE “A”

Part One

Number of Options	Expiry Date	Exercise Price

20,000	June 24, 2008	Cdn. $1.25
*405,000	December 15, 2006	Cdn. $2.13
25,000	October 2, 2005	Cdn. $2.50
655,000	March 10, 2007	Cdn. $3.49

*(Note: 405,000 options originally issued; 100,000 exercised December 1, 1997 and 50,000 exercised February 12, 1998)

Part Two

Number of Options	Expiry Date	Exercise Price

200,000	December 17, 2007	Cdn. $5.65